EXHIBIT 10.40
AMENDED AND RESTATED
DEALER MANAGER OPERATING AGREEMENT
THIS AMENDED AND RESTATED DEALER MANAGER OPERATING AGREEMENT (the “Agreement”) is entered into and effective as of December 22, 2009 (the “Effective Date”), by and between Gladstone Commercial Corporation, a Maryland corporation (the “Company”), and Halcyon Capital Markets, LLC, a Massachusetts limited liability company (the “Dealer Manager”).
     WHEREAS, the parties entered into that certain Dealer Manager Agreement and Dealer Manager Operating Agreement, each dated November 19, 2009 (the “Original Agreements”), in connection with a private placement offering (the “Offering”) by the Company; and
     WHEREAS, after the execution of the Original Agreements and prior to the commencement of the Offering, for various reasons certain terms and conditions of the Offering were required to be updated or otherwise modified; and
     WHEREAS, the parties have agreed to execute an Amended and Restated Dealer Manager Agreement and this Agreement to clarify and affirm their respective rights and obligations hereunder and thereunder; and
     WHEREAS, the Company is offering for sale in the Offering up to 3,333,333 shares of the Company’s Senior Common Stock (the “SCS Shares”) pursuant to a Confidential Private Placement Memorandum of the Company dated December 22, 2009; and
     WHEREAS, pursuant to that certain Amended and Restated Dealer Manager Agreement dated December 22, 2009 (the “Dealer Manager Agreement”), the Dealer Manager has agreed to act as the dealer manager for the Offering and the Company has agreed to pay certain commissions and fees to the Dealer Manager for such services; and
     WHEREAS, the Company has agreed to advance funds to cover certain expenses to enable the Dealer Manager to commence sales efforts in connection with the Offering; and
     WHEREAS, the parties hereto desire to set forth their understanding of the advancement of these expenses pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Budget. Attached as Exhibit A hereto is the initial budget of revenues and expenses associated with the Offering (the “Budget”) agreed upon by the Company and the Dealer Manager. The Dealer Manager agrees to use its best efforts to utilize funds advanced by the Company pursuant to this Agreement in accordance with the Budget. Material exceptions to the Budget must be approved by the Company in advance. The Budget may be revised to adapt to changes in market conditions or marketing plans upon the mutual agreement of the parties.
     2. Expense Advances. Subject to the terms and conditions below, the Company hereby agrees to advance to the Dealer Manager a Mutually Agreed upon amount each month based upon the budgeted “Projected Dealer Manager Cash Flow” line item contained in the Budget. “Mutually Agreed” means that the Dealer Manager and the Company must agree on the amount to be disbursed before the end of each month and in order to do that the Dealer Manager will submit a projected use of money from the prior disbursement by the 23rd day of the month based on the actual spending and the projected spending. The Mutually Agreed upon amount to be advanced by the Company for each calendar month shall be paid to the Dealer Manager by wire transfer or other immediately available funds at least three (3) days prior to the first day of such month; provided, that the amount advanced for the first calendar month shall be payable after the Dealer Manager furnishes satisfactory evidence to the Company of the admission of Dan Werry as a member of the Dealer Manager. Expense advances advanced to the Dealer Manager will be used only for the items set out in the Budget and for the amounts set out in the Budget.
     3. Reimbursement of Advances. The Company may apply the portion of the dealer manager fee (the “Halcyon DM Fee”) attributable to the Dealer Manager (i.e., net of any marketing or other similar fees required to be paid to participating broker-dealers) against funds previously advanced by the Company to the Dealer Manager in any given month. The Halcyon DM Fee shall not be paid by the Company to the Dealer Manager until the Projected Dealer Manager Cash Flow—Total Cumulative on the Budget has reached positive and remains positive for two consecutive months. The maximum total amount to be paid by the Company to the Dealer Manager from all sources (not including the 7% commissions) shall not exceed 3.75% (including the 1% that may be paid to participating broker-dealers as marketing fees) of the Gross Offering Proceeds, meaning all SCS Shares sold by the Dealer Manager multiplied by $15, except for SCS Shares sold to an Institution without the Company’s prior written approval in accordance with the Dealer Manager Agreement. To the extent that the maximum total amount paid to the Dealer Manager combined with expenses advanced by the Company under this Agreement exceeds 3.75% (including any amounts paid to broker-dealers by the Company) of the Gross Offering Proceeds, the Dealer Manager shall reimburse the Company for such excess within five (5) days of the ending of the Offering per Section 7 below.
     4. Monthly Reports. The Dealer Manager shall provide to the Company for each calendar month, no later than the fifth day of the subsequent calendar month, a report of actual expenses and sales pursuant to the Offering, in sufficient detail to permit the Company to evaluate the performance of the Dealer Manager in relation to the Budget. In addition the Dealer Manager shall provide the following reports:
          (a) Weekly or daily on key accounts regarding the signing of the sales agreement.
          (b) Weekly or daily on wholesalers regarding the sale of SCS Shares.
          (c) Any and all other reasonable documentation requested by the Company.
     5. New Sponsor Approval. The Dealer Manager agrees that it shall not act as dealer manager or provide similar services for any new sponsor of any private or public offering without the prior written approval of the Company, which approval shall not be unreasonably withheld. When determining whether to grant such approval, the Company shall primarily consider the following factors: (a) whether the proposed new sponsor will be offering directly competing products (e.g., single-tenant, net lease properties); (b) whether there is a reasonable probability that the credibility or reputation of the proposed new sponsor could be detrimental to the goodwill of the Company and its affiliates, and (c) if adding another offering would adversely distract the employees of the broker-dealers from the sale of the SCS Shares.
     6. State Registrations. The Dealer Manager shall be registered as a broker-dealer in every state that it intends to sell in within thirty (30) days after the Effective Date, and shall not make any sales of SCS Shares unless and until all such registrations are completed.

     7. Term and Termination.
          (a) Term. Unless earlier terminated as provided below, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the earlier to occur of (i) the effective date of the termination of the Offering, (ii) the effective date of the termination of the Dealer Manager Agreement, or (iii) a default under this Agreement.
          (b) Termination by the Company. Notwithstanding anything in this Agreement or the Dealer Manager Agreement to the contrary, the Company may terminate this Agreement in any of the following circumstances: (i) after the earlier to occur of 120 days following the receipt by the Dealer Manager of the Offering’s third-party due diligence report and FINRA-compliant marketing support materials or the date on which the Company has advanced $500,000 to the Dealer Manager under this Agreement; (ii) in the event that the Dealer Manager has not fully complied with its registration obligations pursuant to Section 6 above; (iii) if the Investment Committee of the Company determines, in its sole and absolute discretion, that market conditions or the business of the Company may be adversely affected by continuing to offer the SCS Shares in the Offering; or (iv) if the Dealer Manager does not furnish satisfactory evidence of the admission of Dan Werry as a member of the Dealer Manager within five (5) business days after the Effective Date.
          (c) Termination by the Dealer Manager. Notwithstanding anything in this Agreement or the Dealer Manager Agreement to the contrary, the Dealer Manager may terminate this Agreement in any of the following circumstances: (i) the Company fails to make any payment to the Dealer Manager pursuant to this Agreement within fifteen (15) days after such payment is due; (ii) the Company or its representatives frustrate sales and marketing activities by (A) refusing to participate in a sales or marketing event as reasonably requested by the Dealer Manager or (B) unreasonably delaying the approval or production of necessary support materials, third-party due diligence reports, or the execution and maintenance of broker-dealer selling agreements; or (iii) the Company sustains significant material damage to Company goodwill such that it becomes highly unlikely that the Dealer Manager can sell the Company’s shares.
          (d) Effect of Termination. Upon a termination by the Company or the Dealer Manager pursuant to subsection (b) or (c): (i) neither party shall have any further obligations other than as specified under this Agreement; and (ii) the parties shall reasonably cooperate to preserve and minimize any disruption to relationships developed by the Dealer Manager with the participating broker-dealers listed on Exhibit B in connection with the Offering.
     8. Potential Future Additional Affiliated Dealer Manager. The Dealer Manager understands, acknowledges and agrees that the Dealer Manager has been appointed as dealer manager of the Offering of the SCS Shares on a non-exclusive basis and that the Company may, in the future, enter into a separate dealer manager agreement with Circadian Partners, LLC, an affiliate of the Company’s adviser and a member firm of FINRA, for the sale of the SCS Shares on the same or similar terms set forth in the Dealer Manager Agreement.
     9. Miscellaneous.
          (a) Assignment. This Agreement may not be assigned by either party, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.
          (b) Entire Agreement; Amendment. Other than the Dealer Manager Agreement, which governs the relationship of the Dealer Manager and the Company in connection with the Offering,

this Agreement constitutes the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof and supersedes all prior written and oral statements or agreements with respect to such subject matter, including without limitation the Original Agreements. This Agreement may be amended or modified only in a writing signed by the parties.
          (c) Applicable Law and Venue. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Virginia. The parties hereby agree that venue for any action brought in connection with this Agreement shall lie exclusively in McLean, Virginia.
          (d) Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement. Facsimile and electronic executions and deliveries shall have the full force and effect of original signatures.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first written above.

COMPANY: Gladstone Commercial Corporation
By:
Name:
Title:

DEALER MANAGER: Halcyon Capital Markets, LLC
By:
Name:
Title:

Exhibit A
Budget
[See attached]

Exhibit B
Participating Broker-Dealers
[See attached]